Exhibit 99.1

Molson Coors Reports 2017 Third Quarter and Year-to-Date Results

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On Track to Deliver Full-Year Business Plans and Exceed Cost Savings Target

Worldwide Brand Volume Increased 0.6% to 25.5 million HL; Priority Brand Volume Grew 2.4%

Net Sales Revenue (NSR)/HL Increased 2.9%, and 1.9% in Constant Currency

EPS of $1.29 Decreased 12.2%, and Underlying EPS (Non-GAAP) of $1.34 Decreased 3.6%

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Year-To-Date (YTD) Worldwide Brand Volume Increased 1.6% to 71.6 million HL; Priority Brand Volume Grew 4.4%

YTD NSR/HL Increased 1.6%, and 2.4% in Constant Currency

YTD EPS of $3.71 Decreased 9.5%, and Underlying EPS (Non-GAAP) of $3.76 Decreased 2.8%

YTD Operating Cash Flow Increased 82%, Underlying Free Cash Flow Increased 78%

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DENVER & MONTREAL--(BUSINESS WIRE)--November 1, 2017--Molson Coors Brewing Company (NYSE: TAP; TSX: TPX) today reported results for the 2017 third quarter. Molson Coors president and chief executive officer Mark Hunter said:

"In reviewing our performance in the quarter, as well as year to date, we are building traction against our strategic priorities, as indicated by delivering growth in global brand volume, net sales per hectoliter and underlying EBITDA margin. Despite challenging market conditions in North America, we remain on track to deliver our 2017 business and financial plans and exceed our original cost savings targets and cash flow goals, as well as maintain our investment-grade debt ratings.

Mark added, "Year to date, we have delivered worldwide brand volume growth, driven by our global priority brands, and on a constant-currency basis, NSR per hectoliter is up more than 2 percent, as our focus on portfolio premiumization has driven pricing and mix benefits. Our above-premium brands have grown more than 20 percent year to date and now represent nearly one-fifth of our global volume. We have also improved our EBITDA margins this year while investing in the business.

"For the medium term, we continue to expect underlying EBITDA margins to increase an annual average of 30 to 60 basis points over the next three to four years. For 2017, we anticipate margins being in this range.

"One year on from the close of the MillerCoors transaction, Molson Coors is driving a cohesive First Choice commercial agenda, an expanded international business, a more efficient global organization, and a relentless focus on financial performance, all underpinned by highly engaged employees who are playing to win."

Consolidated Performance - Third Quarter 2017

	Three Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2017	September 30, 2016	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
	Actual	Pro forma (1)
Net Sales	$2,883.2	$2,944.6	(2.1)%	$28.4	(3.0)%
U.S. GAAP Net income (loss)(2)	$280.2	$318.9	(12.1)%
Per diluted share	$1.29	$1.47	(12.2)%
Underlying (Non-GAAP) Net income (loss)(2)	$289.7	$300.3	(3.5)%
Per diluted share	$1.34	$1.39	(3.6)%
Underlying EBITDA (Non-GAAP)	$679.7	$682.4	(0.4)%	$5.7	(1.2)%

(1)	See p. 11 for an explanation of pro forma information.
(2)	Net income (loss) attributable to MCBC from continuing operations. See Appendix for definitions and reconciliations of non-GAAP financial measures.

Quarterly Highlights (versus Third Quarter 2016 Pro Forma Results, unless otherwise noted)

  Net sales: $2.88 billion, decreased 2.1 percent, due to lower financial volumes, partially offset by positive global pricing, sales mix, royalty volume and foreign currency movements. Net sales in constant currency declined 3.0 percent.
  Net sales per HL: $109.67, increased 2.9 percent, and 1.9 percent in constant currency, driven by higher global pricing and sales mix.
  Volume: Worldwide brand volume of 25.5 million hectoliters increased 0.6 percent due to strong growth in Europe and International, partially as a result of adding the Miller global brands business and also from growth in some of our core brands. Global priority brand volume increased 2.4 percent. Financial volume of 26.3 million hectoliters decreased 4.8 percent, driven by the U.S. and Canada, which were adversely impacted by reductions in wholesaler inventories, contract brewing and brand volumes. These volume declines were partially offset by growth in both Europe and International due to added Miller International brand volumes, as well as positive organic brand performance.
  U.S. GAAP net income from continuing operations attributable to MCBC decreased 12.1 percent as a result of a higher tax rate, lower financial volume, higher brand amortization, and higher general and administrative costs, partially offset by positive pricing and mix, cost savings, lower interest expense and unrealized mark-to-market gains on our commodity positions.
  Underlying net income (non-GAAP) decreased 3.5 percent, driven by lower financial volume, along with higher brand amortization expense, general and administrative costs, and effective tax rate, partially offset by positive pricing and mix, cost savings and lower interest expense.

  The company looks at value creation from the MillerCoors transaction through the lens of the sum of three numbers. In the third quarter, these numbers were:
    Underlying net earnings of $289.7 million, plus…
    $109 million of transaction-related cash tax benefits and…
    $11 million of transaction-related after-tax book amortization.
    To calculate this measure on a per-share basis, the company had 216.5 million weighted average diluted shares outstanding in the third quarter.
  Underlying EBITDA: Decreased 0.4 percent on a reported basis and decreased 1.2 percent on a constant-currency basis.
  U.S. GAAP cash from operations: Net cash from operating activities for the first three quarters of 2017 was $1,145.4 million, which represents an increase of $515.2 million from actual prior year results, driven by the addition of the other 58 percent of MillerCoors cash flows, as well as lower cash paid for taxes, which were partially offset by higher cash paid for interest.
  Underlying free cash flow: $836.4 million for the first three quarters of 2017, a 78.2 percent increase from actual prior year results of $469.4 million, driven by the same factors as cash from operations, partially offset by higher capital expenditures.
  Debt: Total debt at the end of the third quarter was $12.319 billion, and cash and cash equivalents totaled $971.3 million, resulting in net debt of $11.348 billion, which is $164 million lower than at the beginning of the year. As planned, we also made an additional, discretionary contribution of $200 million to our U.S. defined-benefit pension plan in the third quarter as part of our deleveraging goals.

Business Review - Third Quarter 2017

Net Sales

($ in millions) (Unaudited)	Three Months Ended
	September 30, 2017	September 30, 2016	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
United States(1)	$1,892.2	$2,003.1	(5.5)%	$—	(5.5)%
Canada	$406.4	$402.2	1.0%	$15.1	(2.7)%
Europe	$561.2	$512.6	9.5%	$13.4	6.9%
International	$65.7	$33.4	96.7%	$(0.1)	97.0%
Corporate	$0.3	$0.2	50.0%	$—	50.0%

Pretax Income (U.S. GAAP)

$ in millions) (Unaudited)	Three Months Ended
	September 30, 2017	September 30, 2016	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
United States(1)	$365.1	$346.8	5.3%	$(0.5)	5.4%
Canada	$76.3	$90.3	(15.5)%	$4.3	(20.3)%
Europe	$98.3	$98.5	(0.2)%	$2.5	(2.7)%
International	$(6.0)	$(2.7)	(122.2)%	$0.3	(133.3)%
Corporate	$(102.1)	$(119.6)	14.6%	$(4.2)	18.1%

Underlying EBITDA (Non-GAAP)(2)

($ in millions) (Unaudited)	Three Months Ended
	September 30, 2017	September 30, 2016	Reported % Increase (Decrease)	Foreign Exchange Impact ($)	Constant Currency % Increase (Decrease)
United States(1)	$475.6	$471.6	0.8%	$(0.5)	1.0%
Canada	$112.1	$112.7	(0.5)%	$5.8	(5.7)%
Europe	$140.3	$123.5	13.6%	$3.9	10.4%
International	$(1.0)	$(1.8)	44.4%	$0.3	27.8%
Corporate	$(47.3)	$(26.7)	(77.2)%	$(3.8)	(62.9)%

(1)	United States third quarter 2016 results are presented on a pro forma basis.
(2)	See Appendix for definitions and reconciliations of non-GAAP financial measures.

United States Business (MillerCoors) (versus Third Quarter 2016 Pro Forma Results)

  Volume: U.S. domestic sales-to-retailers volume (STRs, trading-day-adjusted) declined 2.9 percent for the quarter, driven by lower volume in the Premium Light and Below Premium segments. Domestic sales-to-wholesalers volume (STWs) decreased 7.2 percent, partially driven by a reduction in distributor inventories and one less trading day this quarter.
  Revenue: Domestic net sales per hectoliter, which excludes contract brewing and company-owned-distributor sales, grew 1.2 percent as a result of higher net pricing, partially offset by negative sales mix.
  Cost of goods sold (COGS) per hectoliter decreased 0.1 percent, driven by cost savings partially offset by volume deleverage and higher input costs.
  Marketing, general and administrative (MG&A) expense decreased 5.5 percent due to lower marketing and information technology investments.
  On a U.S. GAAP basis, United States income from continuing operations before income taxes increased 5.3 percent to $365.1 million, primarily due to higher net pricing; cost savings; lower MG&A expenses; net interest income as a result of a reduction in mandatorily redeemable noncontrolling interest liabilities; and lower special charges related to the 2016 Eden, North Carolina, brewery closure.
  United States underlying EBITDA increased 0.8 percent to $475.6 million, driven by higher net pricing, cost savings and lower MG&A expenses, partially offset by the impact of lower shipment volumes.

Canada Business

  Volume: Canada brand volume decreased 1.7 percent in the third quarter, as a result of lower domestic volumes, partially offset by the return of the Miller brands to our portfolio. Canada financial volume, which includes contract brewing volume, decreased 4.7 percent primarily due to a timing-related reduction in wholesale inventories, as well as lower contract brewing volume.
  Revenue: Net sales per hectoliter increased 2.0 percent in local currency, primarily due to positive pricing and brand mix.
  COGS per hectoliter increased 3.1 percent in local currency due to volume deleverage, mix shift, and unfavorable transactional foreign currency impacts, partially offset by cost savings.
  MG&A expense increased 5.9 percent in local currency, driven primarily by higher brand amortization expense of approximately $10 million related to changing the Molson brands to definite-lived intangible assets last year.
  On a U.S. GAAP basis, Canada reported a 15.5 percent decrease in income from continuing operations before income taxes to $76.3 million, compared to the prior year, which was attributable to lower domestic volume and higher brand amortization expense.
  Canada underlying EBITDA decreased 0.5 percent to $112.1 million in the quarter, driven by the impact of lower domestic volume and fixed-cost deleverage, partially offset by positive pricing and favorable foreign currency.

Europe Business

  Volume: Europe brand volume increased 9.6 percent in the third quarter versus a year ago, primarily driven by the transfer of royalty and export brand volume across Europe from our International business and the addition of the Miller brands, along with growth from our core and above-premium brands. Europe financial volume, which includes contract brewing and factored brands but excludes royalty volume, increased 2.7 percent.
  Revenue: Europe net sales per hectoliter increased 4.1 percent in local currency, due to positive mix and net pricing.
  COGS per hectoliter increased 2.2 percent in local currency, primarily driven by mix shift to higher-cost brands and geographies, partially offset by higher net pension benefit this year.
  MG&A expense increased 7.4 percent in local currency, due to higher brand investments and general and administrative costs, including related to the addition of the Miller brands this year.
  On a U.S. GAAP basis, Europe reported income from continuing operations before income taxes of $98.3 million, a 0.2 percent decrease compared to the prior year due to cycling a gain on the sale of a non-operating asset in the U.K. and the receipt of net insurance proceeds last year related to the Balkan floods in 2014.
  Europe underlying EBITDA increased 13.6 percent to $140.3 million, driven by higher volume, positive sales mix and pricing, increased net pension benefit and favorable foreign currency.

International Business

  Volume: International brand volume increased by 64.7 percent in the third quarter, driven by the transfer of the Puerto Rico business from MillerCoors, Coors Light growth primarily in Latin America, and the addition of the Miller global brands business.
  Revenue: Net sales per hectoliter decreased 11.6 percent, driven by sales mix changes, partially offset by positive pricing.
  COGS per hectoliter decreased 2.8 percent, due to sales mix changes.

  MG&A expense increased 69.8 percent, driven by increased brand investments, including higher brand amortization expense, along with higher organization and integration costs related to the acquisition of the Miller global brands business.
  On a U.S. GAAP basis, International segment reported a loss from continuing operations before income taxes of $6.0 million versus a loss of $2.7 million a year ago, driven by higher brand amortization and integration costs related to the acquisition of the Miller global brands business, along with the loss of the Modelo contract in Japan, partially offset by higher volume and positive pricing.
  International underlying EBITDA was a loss of $1.0 million in the third quarter, versus a loss of $1.8 million a year ago, driven by higher volume and positive pricing, partially offset by higher MG&A expense and the loss of the Modelo contract in Japan.

Corporate

  On a U.S. GAAP basis, Corporate loss from continuing operations on a reported basis was $102.1 million in the third quarter compared to a loss of $119.6 million in the prior year, primarily due to higher unrealized mark-to-market gains on commodity swaps and lower costs this year related to the MillerCoors acquisition, partially offset by higher investments in our global growth initiatives.
  Corporate underlying EBITDA was a loss of $47.3 million for the third quarter versus a $26.7 million loss in the prior year, driven primarily by higher global investments in commercial, supply chain and information technology, as well as unfavorable foreign currency impacts and certain cost transfers from business units.

Worldwide Brand and Financial Volume(1)

(In millions of hectoliters) (Unaudited)	Three Months Ended
	September 30, 2017	September 30, 2016	% Change	September 30, 2016
	Actual	Pro forma		Actual
Financial Volume(1)	26.290	27.626	(4.8)%	9.409
Contract brewing and wholesaler volume	(2.239)	(2.722)	(17.7)%	(0.762)
Royalty Volume	0.947	0.433	118.7%	0.433
Sales-To-Wholesaler to Sales-To-Retail adjustment	0.532	0.050	964.0%	(0.017)
Owned Volume	25.530	25.387	0.6%	9.063
Proportionate share of Equity Investment Worldwide Brand Volume	—	—	—%	6.856
Total Worldwide Brand Volume(1)	25.530	25.387	0.6%	15.919

(1)	See Appendix for definitions and additional discussion regarding Financial and Worldwide Brand Volume.

Other Results

Effective Income Tax Rates (versus third quarter 2016 pro forma results)

	Three Months Ended
	September 30, 2017	September 30, 2016
U.S. GAAP effective tax rate	33.7%	22.8%
Underlying effective tax rate	27.1%	25.7%

  The effective tax rate increased 10.9 percentage points due to net discrete tax expense recognized in 2017, compared to net discrete tax benefit recognized in 2016.
  The underlying effective tax rate increased 1.4 percentage points due to changes in the geographic mix of income and net discrete tax expense recognized in 2017, compared to net discrete tax benefit recognized in 2016.

Special and Other Non-Core Items

The following special and other non-core items have been excluded from underlying results. See the Appendix for reconciliations of non-GAAP financial measures.

  During the third quarter, MCBC recognized a net special charge of $4.1 million, primarily driven by accelerated depreciation related to the planned closure of breweries in Canada and the U.K., partially offset by a gain on the sale of brewery property in Bulgaria.
  Additionally during the third quarter, we recorded other non-core net benefits of $29.8 million, primarily driven by unrealized mark-to-market gains on commodity hedges, partially offset by Acquisition-related expenses.

2017 Outlook

The following targets for full year 2017 are unchanged from previous disclosures, unless otherwise indicated:

  Underlying free cash flow: $1.2 billion, plus or minus 10 percent.
  Cash pension contributions of approximately $310 million as a result of an additional, discretionary contribution of $200 million to the U.S. pension plan. - Updated (formerly in the range of $300 to $320 million)
    Included in 2017 underlying free cash flow target.
  Transaction-related cash tax benefits: more than $400 million.
  Capital spending: approximately $650 million, plus or minus 5 percent. - Updated (formerly $750 million, plus or minus 10 percent)
  Cost savings: more than $175 million.

  Cost of goods sold per hectoliter:
    MillerCoors: low-single-digit increase.
    Canada: mid-single-digit increase (local currency).
    Europe: low-single-digit increase (local currency).
    International business: increase at a low-single-digit rate. - Updated (formerly decrease at a mid-single-digit rate)
  Underlying Corporate MG&A expense: approximately $170 million, plus or minus 10 percent.
  Underlying depreciation and amortization: approximately $790 million.
  Pension income: approximately $27 million. - Updated (formerly $24 million)
  Underlying Corporate net interest expense: approximately $360 million, plus or minus 5 percent. - Updated (formerly consolidated net interest of $370 million, plus or minus 10 percent)
  Underlying effective tax rate in the range of 26 to 28 percent. - Updated (formerly 24 to 28 percent)

Notes

Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s third quarter ended September 30, 2017, compared to the third quarter ended September 30, 2016. All per-hectoliter calculations include contract brewing and non-owned factored beverage volume in the denominator, as well as the financial impact of these sales in the numerator, unless otherwise indicated. Some numbers may not sum due to rounding.

As used in this release, the term “Acquisition” refers to the Company’s acquisition from Anheuser-Busch InBev SA/NV on October 11, 2016, of SABMiller plc’s 58 percent economic interest and 50 percent voting interest in MillerCoors LLC and all trademarks, contracts and other assets primarily related to the Miller International business outside of the U.S. and Puerto Rico.

2017 Third Quarter Conference Call

Molson Coors Brewing Company will conduct an earnings conference call with financial analysts and investors at 11:00 a.m. Eastern Time today to discuss the Company’s 2017 third quarter results. The live webcast will be accessible via the Company’s website, www.molsoncoors.com. An online replay of the webcast will be available until 11:59 p.m. Eastern Time on February 13, 2018. The Company will post this release and related financial statements on its website today.

Overview of Molson Coors

With a story that starts in 1774, Molson Coors has spent centuries defining brewing greatness. As one of the largest global brewers, Molson Coors works to deliver extraordinary brands that delight the world’s beer drinkers. From Coors Light, Miller Lite, Carling, Staropramen and Sharp’s Doom Bar to Leinenkugel’s Summer Shandy, Blue Moon Belgian White, Pilsner Urquell, Creemore Springs Premium Lager and Smith & Forge Hard Cider, Molson Coors offers a beer for every beer lover.

Molson Coors operates through Molson Coors Canada, MillerCoors, Molson Coors Europe and Molson Coors International. The company is not only committed to brewing extraordinary beers, but also running a business focused on respect for its employees, communities and drinkers, which means corporate responsibility and accountability right from the start. It has been listed on the Dow Jones Sustainability North American Index for the past seven years. To learn more about Molson Coors Brewing Company, visit molsoncoors.com, ourbeerprint.com or on Twitter through @MolsonCoors.

About Molson Coors Canada Inc.

Molson Coors Canada Inc. (MCCI) is a subsidiary of Molson Coors Brewing Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historic in nature. Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”). These factors include, among others, our ability to successfully integrate the acquisition of MillerCoors; our ability to achieve expected tax benefits, accretion and cost savings and synergies; impact of increased competition resulting from further consolidation of brewers, competitive pricing and product pressures; health of the beer industry and our brands in our markets; economic conditions in our markets; additional impairment charges; our ability to maintain manufacturer/distribution agreements; changes in our supply chain system; availability or increase in the cost of packaging materials; success of our joint ventures; risks relating to operations in developing and emerging markets; changes in legal and regulatory requirements, including the regulation of distribution systems; fluctuations in foreign currency exchange rates; increase in the cost of commodities used in the business; the impact of climate change and the availability and quality of water; loss or closure of a major brewery or other key facility; our ability to implement our strategic initiatives, including executing and realizing cost savings; our ability to successfully integrate newly acquired businesses; pension plan and other post-retirement benefit costs; failure to comply with debt covenants or deterioration in our credit rating; our ability to maintain good labor relations; our ability to maintain brand image, reputation and product quality; and other risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise.

APPENDIX
Consolidated Financial Performance(1)

Molson Coors Brewing Company	Three Months Ended September 30, 2017			% Change
(In millions, except per share data)(Unaudited)	U.S. GAAP	Non-GAAP Adjustments(2)	Non-GAAP Underlying(2)	U.S. GAAP	Non-GAAP Underlying
Net sales	$2,883.2	$—	$2,883.2	(2.1)%	(2.1)%
Net Sales per HL change				2.9%	2.9%
Cost of goods sold	$(1,589.6)	$(44.1)	$(1,633.7)	(6.1)%	(3.7)%
Cost of goods sold per HL change				(1.4)%	1.2%
Gross profit	$1,293.6	$(44.1)	$1,249.5	3.4%	0.1%
Marketing, general and administrative expenses	$(782.8)	$14.3	$(768.5)	4.5%	2.6%
Special items, net	$(4.1)	$4.1	$—	20.6%	—%
Operating income (loss)	$506.7	$(25.7)	$481.0	1.6%	(3.5)%
Interest income (expense), net	$(72.6)	$—	$(72.6)	(21.4)%	(21.4)%
Other income (expense), net	$(2.5)	$—	$(2.5)	(119.4)%	(161.0)%
Income (loss) from continuing operations before income taxes	$431.6	$(25.7)	$405.9	2.9%	(1.1)%
Income tax benefit (expense)	$(145.3)	$35.2	$(110.1)	52.0%	4.6%
Net income (loss)(3)	$280.2	$9.5	$289.7	(12.1)%	(3.5)%
Per diluted share	$1.29	$0.05	$1.34	(12.2)%	(3.6)%
EBITDA(4)			$679.7		(0.4)%

Molson Coors Brewing Company	Nine Months Ended September 30, 2017			% Change
(In millions, except per share data)(Unaudited)	U.S. GAAP	Non-GAAP Adjustments(2)	Non-GAAP Underlying(2)	U.S. GAAP	Non-GAAP Underlying
Net sales	$8,423.2	$—	$8,423.2	(1.1)%	(1.1)%
Net Sales per HL change				1.6%	1.6%
Cost of goods sold	$(4,718.6)	$(78.1)	$(4,796.7)	(3.3)%	(2.1)%
Cost of goods sold per HL change				(0.7)%	0.6%
Gross profit	$3,704.6	$(78.1)	$3,626.5	1.9%	0.3%
Marketing, general and administrative expenses	$(2,266.8)	$46.5	$(2,220.3)	3.4%	1.3%
Special items, net	$(24.4)	$24.4	$—	335.7%	—%
Operating income (loss)	$1,413.4	$(7.2)	$1,406.2	(1.7)%	(1.3)%
Interest income (expense), net	$(258.4)	$—	$(258.4)	(6.0)%	(6.0)%
Other income (expense), net	$(0.6)	$(8.1)	$(8.7)	(103.0)%	(177.7)%
Income (loss) from continuing operations before income taxes	$1,154.4	$(15.3)	$1,139.1	(2.4)%	(1.8)%
Income tax benefit (expense)	$(332.9)	$25.7	$(307.2)	17.9%	(0.5)%
Net income (loss)(3)	$803.8	$10.4	$814.2	(9.2)%	(2.8)%
Per diluted share	$3.71	$0.05	$3.76	(9.5)%	(2.8)%
EBITDA(4)			$1,988.4		0.5%

(1)	Versus comparable 2016 period Pro Forma results.
(2)	Refer to the table "Actual and Pro Forma Condensed Consolidated Statements of Operations" for detailed descriptions and reconciliation of non-GAAP adjustments and 2016 results.
(3)	Net income (loss) attributable to MCBC from continuing operations.
(4)	EBITDA is earnings before interest, taxes, depreciation and amortization, a non-GAAP financial measure.

Pro Forma Information

We have presented consolidated and U.S. segment pro forma information in this release to enhance comparability of financial information between periods. Canada, Europe, International and Corporate results are not presented on a pro forma basis. The pro forma financial information is based on the historical consolidated financial statements of MCBC and MillerCoors, both prepared in accordance with U.S. GAAP, and gives effect to the acquisition of the remaining 58 percent interest of MillerCoors and the completed financing as if they were completed on January 1, 2016. Our U.S. segment pro forma information has been updated from the version previously provided on February 14, 2017, to reflect the removal of the Puerto Rico business effective as of January 1, 2017, from the results of the MillerCoors business, which were previously reported as part of the U.S. segment, and are now reported within the International segment. Pro forma adjustments are based on items that are factually supportable, are directly attributable to the acquisition or the related completed financing, and are expected to have a continuing impact on MCBC's results of operations and/or financial position. Any nonrecurring items directly attributable to the acquisition or the related completed financing are excluded in the pro forma statements of operations. Pro forma information does not include adjustments for costs related to integration activities following the completion of the acquisition, synergies or other cost savings that have been or may be achieved by the combined businesses. The pro forma information is unaudited, based on significant estimates. The pro forma information is presented for illustrative purposes only and does not necessarily reflect the results of operations of MCBC that actually would have resulted, had the acquisition and the related financing occurred at the date indicated, nor does this information project the results of operations of MCBC for any future dates or periods.

Actual and Pro Forma Worldwide Brand and Financial Volumes

As a result of the Acquisition, we aligned our volume reporting policies resulting in adjustments to our historically reported volumes. Specifically, financial volume for all consolidated segments has been recast to include contract brewing and wholesaler non-owned brand volumes (including factored brands in Europe and non-owned brands distributed in the U.S.), as the corresponding sales are reported within our gross sales amounts. Additionally, financial volumes continue to include our owned brands sold to unrelated external customers within our geographic markets, net of returns and allowances.

Worldwide brand volume reflects only owned brands sold to unrelated external customers within our geographic markets, net of returns and allowances, royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. 2017 and pro forma worldwide brand volume includes 100 percent of MillerCoors brand volume. Contract brewing and wholesaler volume is included within financial volume as noted above, but is removed from worldwide brand volume as this is non-owned volume for which we do not directly control performance. We also modified our worldwide brand volume definition to include an adjustment from Sales-to-Wholesaler (STW) volume to Sales-to-Retailer (STR) volume. We believe the STR metric is important because, unlike STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends. Prior periods presented have been revised to reflect these changes. We believe this definition of worldwide brand volume more closely aligns with how we measure the performance of our owned brands within the markets in which they are sold. Effective January 1, 2017, European markets, including Sweden, Spain, Germany, Ukraine and Russia, which were previously reported under our International segment, are now presented within our Europe segment. Additionally, effective January 1, 2017, the results of the MillerCoors Puerto Rico business, which were previously reported as part of the U.S. segment, are now reported within the International segment.

Use of Non-GAAP Measures

In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. ("U.S. GAAP"), we also present "underlying pretax and net income," "underlying income per diluted share," "underlying effective tax rate," and "underlying free cash flow," which are non-GAAP measures and should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We also present underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") as a non-GAAP measure. Our management uses underlying income, underlying income per diluted share, underlying EBITDA, and underlying effective tax rate as measures of operating performance, as well as underlying free cash flow in the measure of cash generated from core operations, to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the board of directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe that underlying income, underlying income per diluted share, underlying EBITDA, and underlying effective tax rate performance are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance, as well as underlying free cash flow in evaluating our generation of cash from core operations, because they provide an additional tool to evaluate our performance without regard to special and non-core items, which can vary substantially from company to company depending upon accounting methods and book value of assets and capital structure. In addition to the reasons discussed above, we consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-core items. For discussion and analysis of our liquidity, see the consolidated statements of cash flows and the Liquidity and Capital Resources section of our Management’s Discussion and Analysis of Financial Condition and Results of Operations in our latest Form 10-K and 10-Q filings with the SEC.

We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure. These adjustments consist of special items from our U.S. GAAP financial statements as well as other non-core items, such as acquisition and integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment.

Our guidance for underlying Corporate MG&A, underlying depreciation and amortization, underlying EBITDA margin, underlying free cash flow, underlying effective tax rate, and underlying Corporate net interest expense are also non-GAAP financial measures that exclude or otherwise have been adjusted for special items from our U.S. GAAP financial statements as well as other non-core items, such as acquisition and integration related costs, unrealized mark-to-market gains and losses, and gains and losses on sales of non-operating assets, included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective and involve significant management judgment. We are unable to reconcile the above described guidance measures to their nearest U.S. GAAP measures without unreasonable efforts because we are unable to predict with a reasonable degree of certainty the actual impact of the special and other non-core items. By their very nature, special and other non-core items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our company and its financial results. Therefore, we are unable to provide a reconciliation of these measures.

Reconciliations to Nearest U.S. GAAP Measures
Underlying Actual and Pro Forma EBITDA

(In millions) (Unaudited)	Three Months Ended
	September 30, 2017	September 30, 2016	% change	September 30, 2016
	Actual	Pro forma		Actual
U.S. GAAP: Net income (loss) attributable to MCBC from continuing operations	$280.2	$318.9	(12.1)%	$202.5
Add: Net income (loss) attributable to noncontrolling interests	6.1	4.8	27.1%	1.3
U.S. GAAP: Net income (loss) from continuing operations	286.3	323.7	(11.6)%	203.8
Add: Interest expense (income), net	72.6	92.4	(21.4)%	66.6
Add: Income tax expense (benefit)	145.3	95.6	52.0%	19.6
Add: Depreciation and amortization	208.3	216.9	(4.0)%	66.6
Adjustments included in underlying income(1)	(25.7)	(8.9)	188.8%	50.3
Adjustments to arrive at underlying EBITDA(2)	(7.1)	(37.3)	(81.0)%	(42.3)
Adjustments to arrive at underlying EBITDA related to our investment in MillerCoors(3)	—	—	—%	38.5
Non-GAAP: Underlying EBITDA	$679.7	$682.4	(0.4)%	$403.1

(In millions) (Unaudited)	Nine Months Ended
	September 30, 2017	September 30, 2016	% change	September 30, 2016
	Actual	Pro forma		Actual
U.S. GAAP: Net income (loss) attributable to MCBC from continuing operations	$803.8	$885.6	(9.2)%	$539.8
Add: Net income (loss) attributable to noncontrolling interests	17.7	14.3	23.8%	3.7
U.S. GAAP: Net income (loss) from continuing operations	821.5	899.9	(8.7)%	543.5
Add: Interest expense (income), net	258.4	275.0	(6.0)%	154.4
Add: Income tax expense (benefit)	332.9	282.4	17.9%	57.5
Add: Depreciation and amortization	604.3	655.5	(7.8)%	204.3
Adjustments included in underlying income(1)	(15.3)	(22.0)	(30.5)%	79.3
Adjustments to arrive at underlying EBITDA(2)	(13.4)	(112.5)	(88.1)%	(82.3)
Adjustments to arrive at underlying EBITDA related to our investment in MillerCoors(3)	—	—	—%	138.5
Non-GAAP: Underlying EBITDA	$1,988.4	$1,978.3	0.5%	$1,095.2

(1)	Includes adjustments to non-GAAP underlying income within the table above related to special and non-core items.
(2)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.
(3)	Adjustments to our equity income from MillerCoors, which include our proportionate share of MillerCoors' interest, income tax, depreciation and amortization, special items, and amortization of the difference between the MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors.

Underlying Free Cash Flow

(In millions) (Unaudited)		Actual
		Nine Months Ended
		September 30, 2017	September 30, 2016
U.S. GAAP:	Net Cash Provided by (Used In) Operating Activities	$1,145.4	$630.2
Less:	Additions to properties(1)	(466.0)	(188.9)
Less:	Investment in MillerCoors(1)	—	(1,253.7)
Add:	Return of capital from MillerCoors(1)	—	1,089.7
Add:	Cash impact of special items(2)	82.0	15.9
Add:	Non-core costs related to acquisition of businesses(3)	75.0	109.4
Add:	MillerCoors investments in businesses(4)	—	62.5
Add:	MillerCoors cash impact of special items(4)	—	4.3
Non-GAAP:	Underlying Free Cash Flow	$836.4	$469.4

(1)	Included in net cash used in investing activities.
(2)	Included in net cash provided by (used in) operating activities and primarily reflects costs paid for brewery closures and restructuring activities. Also, includes additions to properties within net cash used in investing activities related to the cash paid to build a new efficient and flexible brewery in British Columbia, following the sale of our Vancouver brewery in the first quarter of 2016. The proceeds of $140.8 million received from the sale of the Vancouver brewery are being used to fund the construction of the new brewery in British Columbia.
(3)	Included in net cash provided by operating activities and reflects costs paid associated with the Acquisition of 58% of MillerCoors, LLC, and the Miller global brand portfolio, including $38.8 million of cash paid for income taxes in 2016.
(4)	Amounts represent our proportionate 42% share of the cash flow impacts for the pre-Acquisition period January 1, 2016, through September 30, 2016.

Statements of Operations -- Molson Coors Brewing Company and Subsidiaries
Actual and Pro Forma Condensed Consolidated Statements of Operations

($ in millions, except per share data) (Unaudited)	Three Months Ended
	September 30, 2017	September 30, 2016
	Actual	Pro forma	Actual
Financial volume in hectoliters(1)	26.290	27.626	9.409
Sales	$3,552.9	$3,618.3	$1,337.7
Excise taxes	(669.7)	(673.7)	(390.1)
Net sales	2,883.2	2,944.6	947.6
Cost of goods sold	(1,589.6)	(1,693.2)	(541.3)
Gross profit	1,293.6	1,251.4	406.3
Marketing, general and administrative expenses	(782.8)	(749.2)	(278.9)
Special items, net	(4.1)	(3.4)	4.9
Equity income in MillerCoors	—	—	156.9
Operating income (loss)	506.7	498.8	289.2
Interest income (expense), net	(72.6)	(92.4)	(66.6)
Other income (expense), net	(2.5)	12.9	0.8
Income (loss) from continuing operations before income taxes	431.6	419.3	223.4
Income tax benefit (expense)	(145.3)	(95.6)	(19.6)
Net income (loss) from continuing operations	286.3	323.7	203.8
Income (loss) from discontinued operations, net of tax	(0.2)	—	—
Net income (loss) including noncontrolling interests	286.1	323.7	203.8
Net (income) loss attributable to noncontrolling interests	(6.1)	(4.8)	(1.3)
Net income (loss) attributable to MCBC	$280.0	$318.9	$202.5

Basic net income (loss) attributable to MCBC per share:
From continuing operations	$1.30	$1.48	$0.94
From discontinued operations	—	—	—
Basic net income (loss) attributable to MCBC per share	$1.30	$1.48	$0.94

Diluted net income (loss) attributable to MCBC per share:
From continuing operations	$1.29	$1.47	$0.94
From discontinued operations	—	—	—
Diluted net income (loss) attributable to MCBC per share	$1.29	$1.47	$0.94

Weighted average shares - basic	215.5	214.8	214.8
Weighted average shares - diluted	216.5	216.3	216.3

Dividends per share	$0.41		$0.41

Amounts attributable to MCBC
Net income (loss) from continuing operations	$280.2	$318.9	$202.5
Income (loss) from discontinued operations, net of tax	(0.2)	—	—
Net income (loss) attributable to MCBC	$280.0	$318.9	$202.5

(1)	Historical financial volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See "Actual and Pro Forma Worldwide Brand and Financial Volume" above for further details.

($ in millions, except per share data) (Unaudited)	Nine Months Ended
	September 30, 2017	September 30, 2016
	Actual	Pro forma	Actual
Financial volume in hectoliters(1)	76.508	78.597	25.116
Sales	$10,259.8	$10,445.0	$3,695.5
Excise taxes	(1,836.6)	(1,929.8)	(1,104.5)
Net sales	8,423.2	8,515.2	2,591.0
Cost of goods sold	(4,718.6)	(4,880.3)	(1,517.5)
Gross profit	3,704.6	3,634.9	1,073.5
Marketing, general and administrative expenses	(2,266.8)	(2,192.0)	(843.4)
Special items, net	(24.4)	(5.6)	79.0
Equity income in MillerCoors	—	—	491.2
Operating income (loss)	1,413.4	1,437.3	800.3
Interest income (expense), net	(258.4)	(275.0)	(154.4)
Other income (expense), net	(0.6)	20.0	(44.9)
Income (loss) from continuing operations before income taxes	1,154.4	1,182.3	601.0
Income tax benefit (expense)	(332.9)	(282.4)	(57.5)
Net income (loss) from continuing operations	821.5	899.9	543.5
Income (loss) from discontinued operations, net of tax	0.8	(2.3)	(2.3)
Net income (loss) including noncontrolling interests	822.3	897.6	541.2
Net (income) loss attributable to noncontrolling interests	(17.7)	(14.3)	(3.7)
Net income (loss) attributable to MCBC	$804.6	$883.3	$537.5

Basic net income (loss) attributable to MCBC per share:
From continuing operations	$3.73	$4.12	$2.56
From discontinued operations	0.01	—	(0.01)
Basic net income (loss) attributable to MCBC per share	$3.74	$4.12	$2.55

Diluted net income (loss) attributable to MCBC per share:
From continuing operations	$3.71	$4.10	$2.54
From discontinued operations	0.01	—	(0.01)
Diluted net income (loss) attributable to MCBC per share	$3.72	$4.10	$2.53

Weighted average shares - basic	215.4	214.7	211.1
Weighted average shares - diluted	216.5	216.2	212.6

Dividends per share	$1.23		$1.23

Amounts attributable to MCBC
Net income (loss) from continuing operations	$803.8	$885.6	$539.8
Income (loss) from discontinued operations, net of tax	0.8	(2.3)	(2.3)
Net income (loss) attributable to MCBC	$804.6	$883.3	$537.5

(1)	Historical financial volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See "Actual and Pro Forma Worldwide Brand and Financial Volume" above for further details.

Molson Coors Brewing Company and Subsidiaries
U.S. Actual and Pro Forma Results of Operations

($ in millions) (Unaudited)	Three Months Ended
	September 30, 2017	September 30, 2016
	Actual	Pro forma	Actual
Financial volume in hectoliters(1)(2)	17.163	18.438	18.438
Sales(2)	$2,154.3	$2,286.7	$2,292.5
Excise taxes	(262.1)	(283.6)	(284.8)
Net sales(2)	1,892.2	2,003.1	2,007.7
Cost of goods sold(2)	(1,082.0)	(1,163.8)	(1,150.8)
Gross profit	810.2	839.3	856.9
Marketing, general and administrative expenses	(458.3)	(484.8)	(475.2)
Special items, net(3)	(0.1)	(8.3)	(8.3)
Operating income	351.8	346.2	373.4
Interest income (expense), net	14.0	(0.5)	(0.5)
Other income (expense), net	(0.7)	1.1	1.1
Income (loss) from continuing operations before income taxes	$365.1	$346.8	$374.0
Add/(less):
Special items, net(3)	0.1	8.3	8.3
Acquisition and integration related costs(4)	1.5	—	—
Non-GAAP: Underlying pretax income (loss)	$366.7	$355.1	$382.3
Add: Interest expense (income), net	(14.0)	0.5	0.5
Add: Depreciation and amortization	122.9	150.3	118.5
Adjustments to arrive at underlying EBITDA(5)	—	(34.3)	(34.3)
Non-GAAP: Underlying EBITDA	$475.6	$471.6	$467.0

(1)	Historical financial volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See "Actual and Pro Forma Worldwide Brand and Financial Volume" above for further details.
(2)	On a reported basis, includes gross inter-segment sales and volumes that are eliminated in the consolidated totals.
(3)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items, on an actual basis. Results include net special charges primarily related to the closure of the Eden, North Carolina, brewery, which for the three months ended September 30, 2016, includes $34.3 million of accelerated depreciation in excess of normal depreciation associated with the brewery closure. Special items during the three months ended September 30, 2016, also include a postretirement benefit curtailment gain related to the closure of Eden of $25.7 million. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.
(4)	For the three months ended September 30, 2017, $0.6 million of integration costs were incurred in cost of goods sold and $0.9 million of integration costs were incurred in marketing, general and administrative expenses.
(5)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

($ in millions) (Unaudited)	Nine Months Ended
	September 30, 2017	September 30, 2016
	Actual	Pro forma	Actual
Financial volume in hectoliters(1)(2)	52.125	54.189	54.189
Sales(2)	$6,578.7	$6,770.8	$6,788.1
Excise taxes	(797.7)	(825.3)	(837.6)
Net sales(2)	5,781.0	5,945.5	5,950.5
Cost of goods sold(2)	(3,291.0)	(3,401.4)	(3,358.3)
Gross profit	2,490.0	2,544.1	2,592.2
Marketing, general and administrative expenses	(1,322.0)	(1,391.5)	(1,362.0)
Special items, net(3)	(15.2)	(84.6)	(84.6)
Operating income	1,152.8	1,068.0	1,145.6
Interest income (expense), net	14.0	(1.4)	(1.4)
Other income (expense), net	(1.4)	3.7	3.7
Income (loss) from continuing operations before income taxes	$1,165.4	$1,070.3	$1,147.9
Add/(less):
Special items, net(3)	15.2	84.6	84.6
Acquisition and integration related costs(4)	6.8	—	—
Non-GAAP: Underlying pretax income (loss)	$1,187.4	$1,154.9	$1,232.5
Add: Interest expense (income), net	(14.0)	1.4	1.4
Add: Depreciation and amortization	363.5	451.2	351.6
Adjustments to arrive at underlying EBITDA(5)	—	(103.2)	(103.2)
Non-GAAP: Underlying EBITDA	$1,536.9	$1,504.3	$1,482.3

(1)	Historical financial volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See "Actual and Pro Forma Worldwide Brand and Financial Volume" above for further details.
(2)	On a reported basis, includes gross inter-segment sales and volumes that are eliminated in the consolidated totals.
(3)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items, on an actual basis. Results include net special charges primarily related to the closure of the Eden, North Carolina, brewery, which for the nine months ended September 30, 2016, includes $103.2 million of accelerated depreciation in excess of normal depreciation associated with the brewery closure. Special items during the nine months ended September 30, 2016, also include a postretirement benefit curtailment gain related to the closure of Eden of $25.7 million. These accelerated depreciation charges are included in our adjustments to arrive at underlying EBITDA.
(4)	For the nine months ended September 30, 2017, $1.8 million of integration costs were incurred in cost of goods sold and $5.0 million of integration costs were incurred in marketing, general & administrative expenses.
(5)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

Molson Coors Brewing Company and Subsidiaries
Underlying Equity Income in MillerCoors

($ in millions) (Unaudited)	Three Months Ended	Nine Months Ended
	September 30, 2016	September 30, 2016
Income (loss) from continuing operations before income taxes	$374.0	$1,147.9
Income tax expense	(1.3)	(3.3)
Net (income) loss attributable to noncontrolling interest	(3.5)	(10.6)
Net income attributable to MillerCoors	$369.2	$1,134.0
MCBC economic interest	42%	42%
MCBC proportionate share of MillerCoors net income	155.1	476.3
Amortization of the difference between MCBC contributed cost basis and proportionate share of the underlying equity in net assets of MillerCoors	1.1	3.3
Share-based compensation adjustment(1)	(0.5)	(0.7)
U.S. import tax benefit(2)	1.2	12.3
Equity income in MillerCoors	$156.9	$491.2
Add/(less):
MCBC proportionate share of MillerCoors special items, net of tax(3)	3.5	35.5
Non-GAAP: Underlying Equity Income in MillerCoors	$160.4	$526.7

(1)	The net adjustment is to eliminate all share-based compensation impacts related to pre-existing SABMiller equity awards held by former Miller Brewing Company employees employed by MillerCoors, as well as to add back all share-based compensation impacts related to pre-existing MCBC equity awards held by former MCBC employees who transferred to MillerCoors.
(2)	Represents a benefit associated with an anticipated refund to Coors Brewing Company ("CBC"), a wholly-owned subsidiary of MCBC, of U.S. federal excise tax paid on products imported by CBC based on qualifying volumes exported by CBC from the U.S.
(3)	Results include net special charges of $8.3 million and $84.6 million for the three and nine months ended September 30, 2016, respectively, primarily related to the closure of the Eden, North Carolina, brewery for which we recorded our proportionate 42% share.

Molson Coors Brewing Company and Subsidiaries
Canada Results of Operations

($ in millions) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Financial volume in hectoliters(1)(2)	2.395	2.512	6.718	6.883
Sales(2)	$535.2	$532.7	$1,440.2	$1,446.5
Excise taxes	(128.8)	(130.5)	(335.1)	(350.4)
Net sales(2)	406.4	402.2	1,105.1	1,096.1
Cost of goods sold(2)	(222.9)	(218.3)	(638.9)	(614.7)
Gross profit	183.5	183.9	466.2	481.4
Marketing, general and administrative expenses	(103.1)	(93.6)	(304.1)	(269.6)
Special items, net(3)	(5.9)	(1.3)	(5.2)	106.6
Operating income (loss)	74.5	89.0	156.9	318.4
Other income (expense), net	1.8	1.3	11.2	7.0
Income (loss) from continuing operations before income taxes	$76.3	$90.3	$168.1	$325.4
Add/(less):
Special items, net(3)	5.9	1.3	5.2	(106.6)
Acquisition and integration related costs(4)	0.5	—	3.3	—
Other non-core items(5)	—	—	(8.1)	—
Non-GAAP: Underlying pretax income (loss)	$82.7	$91.6	$168.5	$218.8
Add: Depreciation and amortization	35.5	22.3	95.3	65.9
Adjustments to arrive at underlying EBITDA(6)	(6.1)	(1.2)	(8.4)	(3.6)
Non-GAAP: Underlying EBITDA	$112.1	$112.7	$255.4	$281.1

(1)	Historical financial volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See "Actual and Pro Forma Worldwide Brand and Financial Volume" above for further details.
(2)	Reflects gross inter-segment sales, purchases and volumes that are eliminated in the consolidated totals.
(3)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three months ended September 30, 2017, and September 30, 2016, includes accelerated depreciation in excess of normal depreciation of $0.9 million and $1.2 million, respectively, related to the planned closure of the Vancouver brewery. Also incurred in the three and nine months ended September 30, 2017, are accelerated depreciation charges in excess of normal depreciation of $5.2 million related to the planned closure of our existing Montreal brewery. Special items for the nine months ended September 30, 2017, and September 30, 2016, includes accelerated depreciation in excess of normal depreciation of $3.2 million and $3.6 million, respectively, related to the planned closure of the Vancouver brewery. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.
(4)	For the three and nine months ended September 30, 2017, $0.5 million and $3.3 million, respectively, of acquisition and integration related costs were incurred in cost of goods sold.
(5)	For the nine months ended September 30, 2017, a gain of $8.1 million was recorded in other income (expense), net resulting from a purchase price adjustment related to the historical sale of Molson Inc.’s ownership interest in the Montreal Canadiens.
(6)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

Molson Coors Brewing Company and Subsidiaries
Europe Results of Operations

($ in millions) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Financial volume in hectoliters(1)(2)	6.815	6.639	17.889	17.330
Sales(2)	$831.2	$764.5	$2,141.8	$2,125.9
Excise taxes	(270.0)	(251.9)	(674.3)	(732.5)
Net sales(2)	561.2	512.6	1,467.5	1,393.4
Cost of goods sold	(328.6)	(306.8)	(866.6)	(857.6)
Gross profit	232.6	205.8	600.9	535.8
Marketing, general and administrative expenses	(137.7)	(124.4)	(399.4)	(394.8)
Special items, net(3)	2.8	6.2	(2.4)	3.2
Operating income (loss)	97.7	87.6	199.1	144.2
Interest income, net	0.8	1.0	2.8	2.7
Other income (expense), net	(0.2)	9.9	0.3	9.4
Income (loss) from continuing operations before income taxes	$98.3	$98.5	$202.2	$156.3
Add/(less):
Special items, net(3)	(2.8)	(6.2)	2.4	(3.2)
Acquisition and integration related costs(4)	0.1	—	0.4	—
Other non-core items(5)	—	(8.8)	—	(8.8)
Non-GAAP: Underlying pretax income (loss)	$95.6	$83.5	$205.0	$144.3
Add: Interest expense (income), net	(0.8)	(1.0)	(2.8)	(2.7)
Add: Depreciation and amortization	46.5	42.8	135.4	133.1
Adjustments to arrive at underlying EBITDA(6)	(1.0)	(1.8)	(5.0)	(5.7)
Non-GAAP: Underlying EBITDA	$140.3	$123.5	$332.6	$269.0

(1)	Historical financial volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See "Actual and Pro Forma Worldwide Brand and Financial Volume" above for further details.
(2)	Reflects gross inter-segment sales that are eliminated in the consolidated totals. Excludes royalty volume of 0.473 million hectoliters and 1.277 million hectoliters for the three and nine months ended September 30, 2017, and excludes royalty volume of 0.050 million hectoliters and 0.137 million hectoliters for the three and nine months ended September 30, 2016, respectively.
(3)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items. Special items for the three and nine months ended September 30, 2017, includes accelerated depreciation in excess of normal depreciation of $1.0 million and $5.0 million, respectively, related to the planned closure of our Burton South brewery in the U.K. Special items for the three and nine months ended September 30, 2016, includes accelerated depreciation in excess of normal depreciation of $1.8 million and $5.7 million, respectively, associated with this planned closure. These accelerated depreciation charges in excess of normal depreciation are included in our adjustments to arrive at underlying EBITDA.
(4)	For the three and nine months ended September 30, 2017, $0.1 million and $0.4 million, respectively, of acquisition and integration related costs were incurred in cost of goods sold.
(5)	A gain of $8.8 million was recognized in other income (expense) during the three and nine months ended September 30, 2016, for the sale of a non-operating asset in the U.K.
(6)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

Molson Coors Brewing Company and Subsidiaries
International Results of Operations

($ in millions) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Financial volume in hectoliters(1)(2)	0.603	0.271	1.774	0.942
Sales	$74.5	$41.1	$222.1	$125.2
Excise taxes	(8.8)	(7.7)	(29.5)	(21.6)
Net sales	65.7	33.4	192.6	103.6
Cost of goods sold(3)	(43.9)	(20.3)	(130.7)	(66.6)
Gross profit	21.8	13.1	61.9	37.0
Marketing, general and administrative expenses	(27.0)	(15.9)	(72.7)	(44.7)
Special items, net(4)	(0.9)	—	(1.5)	(30.8)
Operating income (loss)	(6.1)	(2.8)	(12.3)	(38.5)
Other income (expense), net	0.1	0.1	0.1	0.1
Income (loss) from continuing operations before income taxes	$(6.0)	$(2.7)	$(12.2)	$(38.4)
Add/(less):
Special items, net(4)	0.9	—	1.5	30.8
Acquisition and integration related costs(5)	1.7	—	6.6	—
Non-GAAP: Underlying pretax income (loss)	$(3.4)	$(2.7)	$(4.1)	$(7.6)
Add: Depreciation and amortization	2.4	0.9	7.2	2.7
Adjustments to arrive at underlying EBITDA	—	—	—	—
Non-GAAP: Underlying EBITDA	$(1.0)	$(1.8)	$3.1	$(4.9)

(1)	Historical financial volumes have been recast to reflect the impacts of aligning policies on reporting financial volumes as a result of the Acquisition. See "Actual and Pro Forma Worldwide Brand and Financial Volume" above for further details.
(2)	Excludes royalty volume of 0.474 million hectoliters and 1.501 million hectoliters for the three and nine months ended September 30, 2017, respectively, and excludes royalty volume of 0.383 million and 1.154 million hectoliters for the three and nine months ended September 30, 2016, respectively.
(3)	Reflects gross inter-segment purchases that are eliminated in the consolidated totals.
(4)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items.
(5)	For the nine months ended September 30, 2017, $1.4 million of integration costs were incurred in cost of goods sold, and for the three and nine months ended September 30, 2017, $1.7 million and $5.2 million, respectively, of integration costs were incurred in marketing, general & administrative expenses.

Molson Coors Brewing Company and Subsidiaries
Corporate Results of Operations

($ in millions) (Unaudited)	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Financial volume in hectoliters	—	—	—	—
Sales	$0.3	$0.2	$0.9	$0.8
Excise taxes	—	—	—	—
Net sales	0.3	0.2	0.9	0.8
Cost of goods sold	45.2	3.3	84.7	18.5
Gross profit	45.5	3.5	85.6	19.3
Marketing, general and administrative expenses	(56.7)	(45.0)	(168.6)	(134.3)
Special items, net(1)	—	—	(0.1)	—
Operating income (loss)	(11.2)	(41.5)	(83.1)	(115.0)
Interest expense, net	(87.4)	(67.6)	(275.2)	(157.1)
Other income (expense), net	(3.5)	(10.5)	(10.8)	(61.4)
Income (loss) from continuing operations before income taxes	$(102.1)	$(119.6)	$(369.1)	$(333.5)
Add/(less):
Special items, net(1)	—	—	0.1	—
Acquisition and integration related costs(2)	11.7	67.5	36.3	185.9
Unrealized mark-to-market (gains) and losses(3)	(45.3)	(3.5)	(85.0)	(18.8)
Non-GAAP: Underlying pretax income (loss)	$(135.7)	$(55.6)	$(417.7)	$(166.4)
Add: Interest expense (income), net	87.4	67.6	275.2	157.1
Add: Depreciation and amortization	1.0	0.6	2.9	2.6
Adjustments to arrive at underlying EBITDA(4)	—	(39.3)	—	(73.0)
Non-GAAP: Underlying EBITDA	$(47.3)	$(26.7)	$(139.6)	$(79.7)

(1)	See Part I—Item 1. Financial Statements, Note 6, "Special Items" of the Form 10-Q for detailed discussion of special items.
(2)	In connection with the acquisition, for the three and nine months ended September 30, 2017, we have recorded $11.7 million and $36.3 million, respectively, of transaction-related costs within marketing, general & administrative expenses. For the three and nine months ended September 30, 2016, we recorded $17.2 million and $51.7 million, respectively, of transaction-related costs within marketing, general & administrative expenses, $11.0 million and $61.2 million, respectively, of financing costs in other income (expense), and $39.3 million and $73.0 million, respectively, of net interest expense in interest income (expense). The interest income (expense) is included in our adjustments to arrive at underlying EBITDA.
(3)	The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as cost of goods sold within our Corporate business activities. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(4)	Represents adjustments to remove amounts related to interest, depreciation and amortization included in the adjustments to non-GAAP underlying income above, as these items are added back as adjustments to net income attributable to MCBC from continuing operations.

Balance Sheet
Condensed Consolidated Balance Sheets

($ in millions, except par value) (Unaudited)	As of
	September 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$971.3	$560.9
Accounts receivable, net	833.4	669.5
Other receivables, net	197.9	135.8
Inventories, net	636.0	592.7
Other current assets, net	277.8	210.7
Total current assets	2,916.4	2,169.6
Properties, net	4,590.2	4,507.4
Goodwill	8,346.9	8,250.1
Other intangibles, net	14,315.8	14,031.9
Other assets	508.4	382.5
Total assets	$30,677.7	$29,341.5
Liabilities and equity
Current liabilities:
Accounts payable and other current liabilities	$2,506.1	$2,467.7
Current portion of long-term debt and short-term borrowings	1,745.0	684.8
Discontinued operations	5.1	5.0
Total current liabilities	4,256.2	3,157.5
Long-term debt	10,574.2	11,387.7
Pension and postretirement benefits	895.5	1,196.0
Deferred tax liabilities	1,932.4	1,699.0
Other liabilities	309.9	267.0
Discontinued operations	12.9	12.6
Total liabilities	17,981.1	17,719.8
Molson Coors Brewing Company stockholders' equity
Capital stock:
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value per share (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value per share (authorized: 500.0 shares; issued: 204.7 shares and 203.7 shares, respectively)	2.0	2.0
Class A exchangeable shares, no par value (issued and outstanding: 2.9 shares and 2.9 shares, respectively)	107.7	108.1
Class B exchangeable shares, no par value (issued and outstanding: 14.7 shares and 15.2 shares, respectively)	553.2	571.2
Paid-in capital	6,676.6	6,635.3
Retained earnings	6,658.7	6,119.0
Accumulated other comprehensive income (loss)	(1,038.6)	(1,545.5)
Class B common stock held in treasury at cost (9.5 shares and 9.5 shares, respectively)	(471.4)	(471.4)
Total Molson Coors Brewing Company stockholders' equity	12,488.2	11,418.7
Noncontrolling interests	208.4	203.0
Total equity	12,696.6	11,621.7
Total liabilities and equity	$30,677.7	$29,341.5

Cash Flow Statement
Condensed Consolidated Statements of Cash Flows

($ in millions) (Unaudited)	Nine Months Ended
	September 30, 2017	September 30, 2016
Cash flows from operating activities:
Net income (loss) including noncontrolling interests	$822.3	$541.2
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	604.3	204.3
Amortization of debt issuance costs and discounts	17.6	63.2
Share-based compensation	46.2	17.6
(Gain) loss on sale or impairment of properties and other assets, net	(9.6)	(89.4)
Equity income in MillerCoors	—	(478.9)
Distributions from MillerCoors	—	478.9
Unrealized (gain) loss on foreign currency fluctuations and derivative instruments, net	(83.7)	(19.6)
Income tax (benefit) expense	332.9	57.5
Income tax (paid) received	15.9	(152.2)
Interest expense, excluding interest amortization	259.3	170.9
Interest paid	(299.0)	(105.8)
Pension expense (benefit)	(20.5)	6.4
Pension contributions paid	(307.7)	(10.1)
Change in current assets and liabilities (net of impact of business combinations) and other	(231.8)	(56.1)
(Gain) loss from discontinued operations	(0.8)	2.3
Net cash provided by (used in) operating activities	1,145.4	630.2
Cash flows from investing activities:
Additions to properties	(466.0)	(188.9)
Proceeds from sales of properties and other assets	56.9	155.4
Investment in MillerCoors	—	(1,253.7)
Return of capital from MillerCoors	—	1,089.7
Other	11.1	8.6
Net cash provided by (used in) investing activities	(398.0)	(188.9)
Cash flows from financing activities:
Proceeds from issuance of common stock, net	—	2,525.6
Exercise of stock options under equity compensation plans	3.6	8.2
Dividends paid	(264.9)	(264.6)
Debt issuance costs	(7.0)	(60.2)
Payments on debt and borrowings	(2,601.5)	(23.3)
Proceeds on debt and borrowings	1,536.0	6,971.9
Net proceeds from (payments on) revolving credit facilities and commercial paper	999.7	1.6
Change in overdraft balances and other	(33.7)	(39.1)
Net cash provided by (used in) financing activities	(367.8)	9,120.1
Cash and cash equivalents:
Net increase (decrease) in cash and cash equivalents	379.6	9,561.4
Effect of foreign exchange rate changes on cash and cash equivalents	30.8	(10.8)
Balance at beginning of year	560.9	430.9
Balance at end of period	$971.3	$9,981.5

Reconciliations to Nearest U.S. GAAP Measures by Line Item

Third Quarter 2017	Three Months Ended September 30, 2017

($ in millions) (Unaudited)	Net sales	Cost of goods sold(1)	Gross profit	Marketing, general and administrative expenses(2)	Special items, net(3)	Operating income (loss)
Reported (U.S. GAAP)	$2,883.2	$(1,589.6)	$1,293.6	$(782.8)	$(4.1)	$506.7
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	—	0.8	0.8
Impairments or asset abandonment charges	—	—	—	—	8.1	8.1
Termination fees and other (gains) losses	—	—	—	—	(4.8)	(4.8)
Non-Core items
Acquisition and integration related costs	—	1.2	1.2	14.3	—	15.5
Unrealized mark-to-market (gains) losses	—	(45.3)	(45.3)	—	—	(45.3)
Underlying (Non-GAAP)	$2,883.2	$(1,633.7)	$1,249.5	$(768.5)	$—	$481.0

Third Quarter 2017	Three Months Ended September 30, 2017

($ in millions, except per share data) (Unaudited)	Interest income (expense), net	Other income (expense), net	Income (loss) from continuing operations before income taxes	Income tax benefit (expense)	Net income (loss) attributable to MCBC from continuing operations	Net income (loss) attributable to MCBC from continuing operations per diluted share
Reported (U.S. GAAP)	$(72.6)	$(2.5)	$431.6	$(145.3)	$280.2	$1.29
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	0.8	—	0.8	—
Impairments or asset abandonment charges	—	—	8.1	—	8.1	0.03
Termination fees and other (gains) losses	—	—	(4.8)	—	(4.8)	—
Non-Core items
Acquisition and integration related costs	—	—	15.5	—	15.5	0.07
Unrealized mark-to-market (gains) losses	—	—	(45.3)	—	(45.3)	(0.21)
Tax effects on special and non-GAAP items	—	—	—	35.2	35.2	0.16
Underlying (Non-GAAP)	$(72.6)	$(2.5)	$405.9	$(110.1)	$289.7	$1.34

(1)	Adjustments relate to the following segments: U.S. segment $0.6 million, Canada segment $0.5 million, Europe segment $0.1 million, Corporate segment $(45.3) million.
(2)	Adjustments relate to the following segments: U.S. segment $0.9 million, International segment $1.7 million, Corporate segment $11.7 million.
(3)	Adjustments relate to the following segments: U.S. segment $0.1 million, Canada segment $5.9 million, Europe segment $(2.8) million, International segment $0.9 million.

YTD Third Quarter 2017	Nine Months Ended September 30, 2017

($ in millions) (Unaudited)	Net sales	Cost of goods sold(1)	Gross profit	Marketing, general and administrative expenses(2)	Special items, net(3)	Operating income (loss)
Reported (U.S. GAAP)	$8,423.2	$(4,718.6)	$3,704.6	$(2,266.8)	$(24.4)	$1,413.4
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	—	—	(0.8)	(0.8)
Impairments or asset abandonment charges	—	—	—	—	30.0	30.0
Termination fees and other (gains) losses	—	—	—	—	(4.8)	(4.8)
Non-Core items
Acquisition and integration related costs	—	6.9	6.9	46.5	—	53.4
Unrealized mark-to-market (gains) losses	—	(85.0)	(85.0)	—	—	(85.0)
Underlying (Non-GAAP)	$8,423.2	$(4,796.7)	$3,626.5	$(2,220.3)	$—	$1,406.2

YTD Third Quarter 2017	Nine Months Ended September 30, 2017

($ in millions, except per share data) (Unaudited)	Interest income (expense), net	Other income (expense), net	Income (loss) from continuing operations before income taxes	Income tax benefit (expense)	Net income (loss) attributable to MCBC from continuing operations	Net income (loss) attributable to MCBC from continuing operations per diluted share
Reported (U.S. GAAP)	$(258.4)	$(0.6)	$1,154.4	$(332.9)	$803.8	$3.71
Adjustments to arrive at underlying:
Special items, net
Employee-related charges	—	—	(0.8)	—	(0.8)	—
Impairments or asset abandonment charges	—	—	30.0	—	30.0	0.13
Termination fees and other (gains) losses	—	—	(4.8)	—	(4.8)	(0.02)
Non-Core items
Acquisition and integration related costs	—	—	53.4	—	53.4	0.25
Unrealized mark-to-market (gains) losses	—	—	(85.0)	—	(85.0)	(0.39)
Other non-core items	—	(8.1)	(8.1)	—	(8.1)	(0.04)
Tax effects on special and non-GAAP items	—	—	—	25.7	25.7	0.12
Underlying (Non-GAAP)	$(258.4)	$(8.7)	$1,139.1	$(307.2)	$814.2	$3.76

(1)	Adjustments relate to the following segments: U.S. segment $1.8 million, Canada segment $3.3 million, Europe segment $0.4 million, International segment $1.4 million, Corporate segment $(85.0) million.
(2)	Adjustments relate to the following segments: U.S. segment $5.0 million, International segment $5.2 million, Corporate segment $36.3 million.
(3)	Adjustments relate to the following segments: U.S. segment $15.2 million, Canada segment $5.2 million, Europe segment $2.4 million, International segment $1.5 million, Corporate $0.1 million.

CONTACT:
Molson Coors Brewing Company
News Media
Colin Wheeler, 303-927-2443
or
Investor Relations
Dave Dunnewald, 303-927-2334
or
Kevin Kim, 303-927-2515